Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
KKR ACQUISITION HOLDINGS I CORP.

The undersigned Incorporator, desiring to form a corporation under and pursuant to the General Corporation Law of the State of Delaware hereby certifies as follows:

1.     The name of the corporation (which is hereinafter referred to as the “Corporation”) is KKR Acquisition Holdings I Corp.

2.     The Registered Office of the corporation in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, DE 19807, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

3.     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.     The Registered Office of the corporation in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, DE 19807, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

5.     The Registered Office of the corporation in the State of Delaware is located at 4001 Kennett Pike, Suite 302, County of New Castle, Wilmington, DE 19807, and the name of the registered agent of the Corporation whose office address will be the same as the registered office is Maples Fiduciary Services (Delaware) Inc.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 14th day of January, 2021.

/s/ Christopher Lee
Christopher Lee
Incorporator